Exhibit 99.2

Catalyst Pharmaceuticals Comments on Magistrate Judge’s

Report and Recommendation in its Lawsuit against the FDA

CORAL GABLES, Fla., July 31, 2020 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (Catalyst) (Nasdaq: CPRX), today reported that the Magistrate Judge considering Catalyst’s lawsuit against the FDA has filed a Report and Recommendation in which she recommends to the District Judge handling the case that she grant the FDA’s and Jacobus’ motions for summary judgement and deny Catalyst’s motion for summary judgement. Catalyst is currently reviewing the Magistrate Judge’s decision, which it believes to be incorrect as a matter of law, and intends to pursue the case further with the District Judge. The decision on whether to grant or deny Catalyst’s motion for summary judgement remains with the District Judge handling the case.

Patrick J. McEnany, the Company’s Chairman and CEO, stated: “We are obviously very disappointed with the Magistrate Judge’s recommendation, which we believe is contrary to the plain language of the Orphan Drug Act. If this recommendation is correct on the law, it means that the FDA can effectively eliminate the benefits of exclusivity under the Orphan Drug Act, which we believe will chill the incentive for drug companies like Catalyst to spend the millions of dollars necessary to develop an orphan drug.”

Mr. McEnany continued: “This recommendation does not alter the fact that Jacobus Pharmaceuticals is not permitted under applicable law to market its amifampridine product to adult LEMS patients in the United States, and Catalyst intends to continue to aggressively take all steps necessary to protect Firdapse®’s exclusivity under the Orphan Drug Act.”

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a commercial-stage biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, including Lambert-Eaton myasthenic syndrome (LEMS). Catalyst’s new drug application for Firdapse® (amifampridine) 10 mg tablets for the treatment of adults with LEMS was approved in November 2018 by the U.S. Food & Drug Administration (“FDA”), and Firdapse® is now commercially available in the United States. Prior to its approval, Firdapse® for LEMS had received breakthrough therapy designation and orphan drug designation from the FDA.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether Catalyst will successfully convince the District Judge to grant Catalyst’s motion for summary judgment in light of the recommendation of the Magistrate Judge, (ii) whether Catalyst can continue to successfully market its product despite the lower price charged by Jacobus for its amifampridine drug, and (iii) those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2019 and Catalyst’s other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb Solebury Trout (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com

Media Contact

David Schull

Russo Partners

(212) 845-4271

david.schull@russopartnersllc.com

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